Exhibit 10.1
KINERGY MARKETING LLC
400 Capitol Mall, Suite 2060
Sacramento, California 95814

February 13, 2009

Wachovia Capital Finance Corporation (Western),
     as Agent for and on behalf of the
     Lenders as referred to below
251 South Lake Avenue, Suite 900
Pasadena, California 91101

Re:           Amendment and Forbearance Agreement

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Western) (“Wachovia”), in its capacity as agent (“Agent”) for the Lenders from time to time party to the Loan Agreement referred to below, the Lenders and Kinergy Marketing LLC, an Oregon limited liability company (“Borrower”), have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated as of July 28, 2008, by and among Agent, Lenders and Borrower (the “Loan Agreement”), and all other Financing Agreements at any time executed and/or delivered in connection therewith or related thereto.  All capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement, unless otherwise defined herein.  Wachovia is currently both the Agent and the sole Lender under the Loan Agreement and is hereinafter referred to in this Amendment, in both such capacities, as “Wachovia”.

It has come to the attention of Wachovia that (a) Borrower has failed to comply with Section 9.17 of the Loan Agreement as a result of the failure of Borrower to maintain EBITDA in the amount required by such Section for the twelve (12) consecutive month period ending December 31, 2008, which constitutes an Event of Default under Section 10.1(a)(i) of the Loan Agreement, (b) Borrower has failed to comply with Section 8.17 of the Loan Agreement as a result of the failure of Borrower to advise Wachovia in the Borrowing Base Certificate delivered to Wachovia on or about February 10, 2009 of the existence of an Event of Default resulting from the failure of Borrower to maintain EBITDA in the amount required by Section 9.17 for the twelve (12) consecutive month period ending December 31, 2008, which constitutes an Event of Default under Section 10.1(a)(iv) of the Loan Agreement, and (c) a pre-judgment writ of attachment has been ordered against Borrower in connection with the action filed on January 9, 2009 by Western Ethanol Company, LLC against Borrower in the Superior Court of California, County of Orange, which constitutes an Event of Default under Section 10.1(d) of the Loan Agreement (collectively, the “Specified Defaults”).

Notwithstanding the occurrence and continuance of the Specified Defaults, Borrower and Pacific Ethanol Inc., a Delaware corporation, as Guarantor (“Parent”), have requested that Wachovia (a) forbear for a limited period of time from exercising its rights and remedies with respect to the Specified Defaults and (b) continue to make additional Revolving Loans to Borrower during such limited forbearance period; and Wachovia is willing to agree to the foregoing, on and subject to the terms and conditions set forth in this amendment and forbearance agreement (this “Agreement”).

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Acknowledgment of Specified Defaults.

Borrower and Parent hereby acknowledge, confirm and agree that (a) the Specified Defaults described above have occurred and are continuing as of the date hereof and (b) as a result of the foregoing, Wachovia has the presently exercisable right to exercise all such rights and remedies against Borrower, Parent and/or the Collateral as are available to Wachovia under the Loan Agreement and the other Financing Agreements and under applicable law, all without notice to Borrower or Parent, except for such notice as may be expressly provided for in the Financing Agreements or required by applicable law, and such rights and remedies include, without limitation, the right, exercisable at any time and from time to time, to cease making any additional Revolving Loans or providing any other financial accommodations to Borrower.

2.  Acknowledgment of Obligations, Security Interests and Financing Agreements.

(a) Acknowledgment of Obligations.  Borrower and Parent hereby acknowledge, confirm and agree that Borrower is unconditionally indebted to Wachovia as of the close of business on February 11, 2009, in respect of the Loans and all other Obligations in the aggregate principal amount of not less than $8,290,882.46, together with interest accrued and accruing thereon, and all fees, costs, expenses and other sums and charges now or hereafter payable by Borrower to Wachovia pursuant to the Loan Agreement and the other Financing Agreements, all of which are unconditionally owing by Borrower to Wachovia pursuant to the Financing Agreements, in each case without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests.  Borrower and Parent hereby acknowledge, confirm and agree that Wachovia has, and shall continue to have, valid, enforceable and perfected security interests in and liens upon the Collateral heretofore granted by Borrower to Wachovia pursuant to the Financing Agreements or otherwise granted to or held by Wachovia.

(c) Binding Effect of Financing Agreements.  Borrower and Parent hereby acknowledge, confirm and agree that: (i) each of the Financing Agreements to which Borrower and Parent (as applicable) are a party has been duly executed and delivered to Wachovia by Borrower and Parent (as applicable), and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and Parent (as applicable) contained in such Financing Agreements to which they are a party and in this Agreement constitute the legal, valid and binding Obligations of Borrower and Parent (as applicable), enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and Borrower and Parent (as applicable) have no valid defense to the enforcement of such Obligations, and (iii) Wachovia is and shall be entitled to the rights, remedies and benefits provided for in the Financing Agreements and pursuant to applicable law, but subject to the terms and conditions of this Agreement.

3.  No Waivers; Reservation of Rights.  Wachovia has not waived, is not by this Agreement waiving, and has no intention of waiving, the Specified Defaults, any other Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise).

4.  Limited Forbearance Period; Forbearance Period Loans; Forbearance Termination.

(a) At Borrower’s and Parent’s request and in reliance upon Borrower’s representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement, Wachovia hereby agrees to forbear during the Forbearance Period (as defined below) from exercising any of its rights and remedies with respect to the Specified Defaults, whether arising under the Loan Agreement, the other Financing Agreements or applicable law.  For the purposes of this Agreement, the “Forbearance Period” means the period commencing on the effective date of this Agreement and terminating on the earliest to occur of:  (i) February 28, 2009, and (ii) the date on which any one or more of the following events has occurred and is continuing (hereinafter referred to as an “Additional Event of Default”):  (A) Borrower’s failure to perform or observe any of the terms and conditions of this Agreement or (B) the occurrence of any Default or Event of Default under the Loan Agreement that is not a Specified Default.  Notwithstanding the foregoing, upon the request of Borrower, Wachovia may, in its sole and absolute discretion, extend the date set forth in subparagraph (a)(i) above to March 31, 2009.

(b) During the Forbearance Period, notwithstanding the existence of the Specified Defaults, at Borrower’s and Parent’s request and as an accommodation to Borrower, Wachovia agrees to continue making Revolving Loans to Borrower; provided, that, (i) except as otherwise provided for in this Agreement, all Revolving Loans shall be made in accordance with all other terms and conditions of the Loan Agreement, including (without limitation, Wachovia’s continuing rights to impose Reserves), (ii) effective as of January 1, 2009, Borrower shall pay interest with respect to Loans and other Obligations at any time outstanding at the default Interest Rate set forth in Section 1.60(b) of the Loan Agreement and (iii) notwithstanding anything to the contrary contained in the Loan Agreement, in this Agreement or in any of the other Financing Agreements, all Revolving Loans, Letters of Credit and other financial accommodations provided by Wachovia to Borrower during the Forbearance Period shall be made and provided in the sole and absolute discretion of Wachovia.

(c) From and after termination or expiration of the Forbearance Period (the “Forbearance Termination Date”), Wachovia’s agreement to forbear shall automatically and without further notice or action terminate and be of no further force and effect, and Wachovia shall have the immediate and unconditional right, in its discretion, to exercise any or all of its rights and remedies under the Loan Agreement, the other Financing Agreements and applicable law with respect to the Specified Defaults, any other Event of Default which may be continuing on the date hereof or any Additional Default or any Event of Default which may occur after the date hereof, including, without limitation, Wachovia’s election to cease making, in Wachovia’s sole discretion, any further Revolving Loans or providing any further Letters of Credit and/or Wachovia’s election to enforce the security interests in and liens upon the Collateral or any portion thereof held by Wachovia.  Wachovia has not waived any of such rights or remedies, and nothing in this Agreement, nor the making of any Revolving Loans or Letters of Credit from and after the date hereof or after the Forbearance Termination Date, nor any delay on Wachovia’s part after the Forbearance Termination Date in exercising any such rights or remedies, can be construed as a waiver of any such rights or remedies.  No termination of the Loan Agreement or any provisions thereof or any of the other Financing Agreements shall relieve or discharge Borrower or any Obligor of their respective duties, covenants and obligations under the Loan Agreement and the other Financing Agreements to which they are respectively a party until all Obligations have been indefeasibly paid and satisfied in full in immediately available funds.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) this Agreement does not constitute Wachovia’s agreement or commitment to make any additional Revolving Loans or provide any Letters of Credit to Borrower from and after the Forbearance Termination Date, and all Revolving Loans made or Letters of Credit provided by Wachovia from and after the Forbearance Termination Date shall be made in Wachovia’s sole and exclusive discretion, and (ii) nothing contained in this Agreement shall limit, impair or affect Wachovia’s rights under the Loan Agreement with respect to the making of Revolving Loans and Letters of Credit (including, without limitation, Wachovia’s right to establish and withhold Reserves in accordance with the Loan Agreement).

5.  Forbearance Period Covenants.   In order to induce Wachovia to (a) enter into this Agreement, (b) make Revolving Loans and other financial accommodations to Borrower during the Forbearance Period, subject to the terms and conditions set forth in this Agreement, and (c) forbear during the Forbearance Period from exercising Wachovia’s rights and remedies with respect to the Specified Defaults, Borrower represents, warrants, covenants and agrees as follows:

(i) On or before the date hereof, Borrower shall deliver to Wachovia an initial thirteen (13) week budget, in form and substance satisfactory to Wachovia, which has been thoroughly reviewed by Borrower and its management and sets forth for the periods covered thereby:  (A) projected weekly operating cash receipts for each week commencing with the week ending February 13, 2009, (B) projected weekly operating cash disbursements for each week commencing with the week ending February 13, 2009, (C) projected aggregate principal amount of outstanding Revolving Loans and Letters of Credit for each week commencing with the week ending as of February 13, 2009, and (D) projected weekly amounts of Revolving Loans and Letters of Credit available to Borrower under the terms, conditions and formulae of the Loan Agreement for each week commencing with the week ending February 13, 2009 (collectively, the “Projected Information”).  In addition to the initial budget, by no later than 5:00 p.m. (Pacific time) on the second Business Day of each week commencing on February 17, 2009, Borrower shall furnish to Wachovia, in form and substance satisfactory to Wachovia, an updated thirteen (13) week budget prepared on a cumulative, weekly roll forward basis, together with a report that sets forth for the immediately preceding week a comparison of the actual cash receipts, cash disbursements, loan balance and loan availability to the Projected Information for such weekly periods set forth in the budget on a cumulative, weekly roll-forward basis, duly completed and executed by the Chief Executive Officer, Chief Financial Officer or other financial or senior officer of Borrower.

(ii) On or before the date hereof, Borrower shall deliver to Wachovia a fifty-two (52) week budget with respect to the Projected Information, which shall be in form and substance satisfactory to Wachovia.

(iii) On or before February 28, 2009, Borrower shall deliver or cause to be delivered to Wachovia an agreement, in form and substance satisfactory to Wachovia, pursuant to which West LB, as agent, and the other lenders have agreed to forbear from exercising their rights as against Parent and certain of its subsidiaries pursuant to the terms of their financing arrangements with Parent and certain of its subsidiaries for such forbearance period and on such terms and conditions as shall be acceptable to Wachovia; provided, that, if the Forbearance Period is extended by Agent and Required Lenders in their sole and absolute discretion in accordance with the terms hereof, then the date for Borrower to deliver such an agreement pursuant to this Section 5(iii) shall be extended to March 31, 2009.

6.  Amendments to Loan Agreement.

(a) Additional Definitions.  As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

“Availability Block” shall mean, at all times during the Forbearance Period, $500,000.

“Forbearance Agreement” shall mean the Amendment and Forbearance Agreement, dated as of February 13, 2009, by and among Agent, Lenders, Borrower and Parent.

“Forbearance Period” shall have the meaning set forth in the Forbearance Agreement.

“Magic Valley Project” shall mean the ethanol plant located in Burley, Idaho owned by Pacific Ethanol Magic Valley, LLC, an indirect, wholly-owned subsidiary of Parent.

(b) Borrowing Base.  The definition of “Borrowing Base” in Section 1.12 of the Loan Agreement is hereby amended and restated in its entirety as follows:

““1.12 “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the sum of:

(i)           eighty-five (85%) percent of the Eligible Accounts, plus

(ii)           the lesser of (A) the Inventory Loan Limit or (B) seventy (70%) percent multiplied by the Value of the Eligible Inventory consisting of ethanol and biodiesel finished goods or (C) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of ethanol and biodiesel finished goods, minus

(b)           the Availability Block, minus

(c)           Reserves.”

(c) Inventory Loan Limit.  The definition of “Inventory Loan Limit” in Section 1.62 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.62  “Inventory Loan Limit” shall mean the amount of $5,000,000 (subject to increase as provided in Section 7 of the Forbearance Agreement).”

(d) Letter of Credit Limit.  The definition of “Letter of Credit Limit” in Section 1.67 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.67  “Letter of Credit Limit” shall mean the amount of $500,000.”

(e) Material Adverse Effect.  The definition of “Material Adverse Effect” in Section 1.73 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.73  “Material Adverse Effect” shall mean any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or would reasonably be expected to have an adverse effect on the financial condition, assets, properties, business, operations or results of operations of the Borrower, Parent, any Obligor or any of their respective subsidiaries which is material to the Borrower, Parent, any Obligor or any of their respective subsidiaries, excluding (a) any changes or effects that are not unique to the Borrower, Parent, any Obligor or any of their respective subsidiaries and do not adversely affect the Borrower, Parent, any Obligor or any of their respective subsidiaries disproportionately compared to their competitors, directly resulting from general changes in economic, financial or capital market, regulatory, political or national security conditions (including acts of war or terrorism), (b) changes in conditions generally applicable to the industries in which the Borrower, Parent, any Obligor or any of their respective subsidiaries is involved, (c) changes which result from the announcement or the consummation of the transactions contemplated hereby and (d) any changes or effects that have been disclosed to Agent and Lenders as of the date of the Forbearance Agreement, which has or would reasonably be expected to have a material adverse effect on the financial condition, assets, properties, business, operations or results of operations of the Borrower, Parent, any Obligor or any of their respective subsidiaries (the foregoing exclusion in this clause (d) shall not apply to any changes or effects that have not been disclosed to Agent and Lenders as of the date of the Forbearance Agreement or any changes or affects arising after the date of the Forbearance Agreement).”

(f) Maximum Credit.  The definition of “Maximum Credit” in Section 1.76 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.76  “Maximum Credit” shall mean the amount of $10,000,000 (subject to increase as provided in Section 7 of the Forbearance Agreement).”

(g) Maximum Credit Increase Effective Date.  The definition of “Maximum Credit Increase Effective Date” in Section 1.77 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.77  [Reserved.]”

(h) Loans.  Sections 2.1(b) and (c) of the Loan Agreement are hereby amended and restated in their entirety as follows:

“(b)           Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to Borrower shall not exceed the Borrowing Base, (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on Eligible Inventory shall not exceed the Inventory Loan Limit and (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against (A) Eligible In-Transit Inventory shall not exceed $2,500,000 and (B) Eligible Inventory consisting of biodiesel finished goods shall not exceed $200,000.

(c)           In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding to Borrower exceed the Borrowing Base or the Maximum Credit of Borrower, or (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on the Eligible Inventory exceed the Inventory Loan Limit, or (iv) the aggregate principal amount of the Revolving Loans outstanding at any time against (A) Eligible In-Transit Inventory exceeds $2,500,000 or (B) Eligible Inventory consisting of biodiesel finished goods exceeds $200,000, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.”

(i) Increase in Maximum Credit.  Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“2.3  [Reserved.]”

(j) Event of Default.  Section 10.1 of the Loan Agreement is hereby amended as follows:

(i) Section 10.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d)     (i) any judgment for the payment of money is rendered against Borrower or any Obligor (other than Parent) in excess of $100,000 in any one case or in excess of $250,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor (other than Parent) or any of the Collateral having a value in excess of $100,000 or (ii) any judgment for the payment of money is rendered against Parent or any of its subsidiaries (other than Borrower or Pacific Ethanol Imperial LLC) in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Parent or any of its subsidiaries (other than Borrower or Pacific Ethanol Imperial LLC) or any of the Collateral having a value in excess of $500,000;”

(ii) Section 10.1(f) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(f)     (i) Borrower, Parent, any Obligor or any of their respective subsidiaries (other than Pacific Ethanol Imperial LLC) makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer, (ii) Borrower or any Obligor (other than Parent) calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them, or (iii) from and after February 28, 2009, Parent or any of its subsidiaries (other than Borrower, any Obligor or Pacific Ethanol Imperial LLC) calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them; provided, that, if the Forbearance Period is extended by Agent and Required Lenders in their sole and absolute discretion in accordance with the terms of the Forbearance Agreement, then the date set forth in this clause (iii) shall be March 31, 2009.”

(iii) Section 10.1(g) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower, Parent, any Obligor or any of their respective subsidiaries or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower, Parent, any Obligor or any of their respective subsidiaries shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;”

(iv) Section 10.1(h) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(h)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower, Parent, any Obligor or any of their respective subsidiaries or for all or any part of its property;”

(v) Section 10.1(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(i)           (i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Parent) (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $100,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor (other than Parent) under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or (ii) any default in respect of any Indebtedness of Parent or any of its subsidiaries (other than Borrower) (other than in connection with the Master Lease Agreement, dated June 9, 2008, between Parent and Varilease Finance, Inc.), in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Parent or any of its subsidiaries (other than Borrower) under any material contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;”

(vi) Section 10.1(m) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(m)                      the indictment by any Governmental Authority, or as Agent may reasonably determine, the threatened indictment by any Governmental Authority of Borrower, Parent, any Obligor or any of their respective subsidiaries of which Borrower, Parent, any Obligor or any of their respective subsidiaries or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the reasonable determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower, Parent, any Obligor or any of their respective subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $250,000 or (ii) any other property of Borrower, Parent, any Obligor or any of their respective subsidiaries which is necessary or material to the conduct of its business;”

(vii) Section 10.1(o) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(o)           there shall have occurred a Material Adverse Effect as to Borrower, Parent, any Obligor or any of their respective subsidiaries; or”

7.   Increase in Maximum Credit and/or Inventory Loan Limit in connection with the Magic Valley Project.  In connection with the Magic Valley Project, upon the request of Borrower and after the receipt by Wachovia of all documents, reports and such other information as Wachovia shall request in connection with the Magic Valley Project, all of which shall be in form and substance satisfactory to Wachovia, Wachovia may, in its sole and absolute discretion, increase (a) the Maximum Credit from $10,000,000 to $12,000,000 and (b) the Inventory Loan Limit from $5,000,000 to $6,000,000.

8.          Representations and Warranties.  In addition to the continuing representations and warranties heretofore made by Borrower and Parent to Wachovia pursuant to the Loan Agreement and the other Financing Agreements to which they are respectively a party and made hereinabove, Borrower and Parent hereby represent and warrant with and to Wachovia as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery of this Agreement and shall be incorporated into and made a part of the Financing Agreements):

(a) Other than the Specified Defaults, no Default or Event of Default exists on the date of this Agreement; and

(b) This Agreement has been duly executed and delivered by Borrower and Parent and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower and Parent contained herein constitute their legal, valid and binding obligations, enforceable against Borrower and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9.            Conditions Precedent.  This Agreement shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Wachovia:

(a) The receipt by Wachovia of an original (or faxed or electronic copy) of this Agreement, duly authorized, executed and delivered by Borrower and Parent; and

(b) As of the date of this Agreement, other than the Specified Defaults, no Default or Event of Default shall have occurred and be continuing.

10.   Amendment and Forbearance Fee.  In addition to all other fees, charges, interest and expenses payable by Borrower to Wachovia under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Wachovia an amendment and forbearance fee in the amount of $50,000, which fee shall be fully earned as of and payable in advance on the date hereof.  If the Forbearance Period is extended by Wachovia in its sole and absolute discretion in accordance with the terms of this Agreement, Borrower shall pay to Wachovia a forbearance and extension fee in the amount of $50,000, which shall be fully earned as of and payable on the date of such extension.  The foregoing fees may be charged to any loan account of Borrower maintained by Wachovia.

11.   Release of Wachovia; Covenant Not to Sue.

(a) In consideration of the agreements of Wachovia contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Parent, on behalf of themselves, their successors, assigns, and legal representatives (collectively, “Releasor”), hereby absolutely, unconditionally and irrevocably release and forever discharge Wachovia and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, directors, officers, attorneys, employees, agents and other representatives (Wachovia and all such other parties being hereinafter referred to collectively as the “Lender Releasees” and individually as a “Lender Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasor may now or hereafter own, hold, have or claim to have against the Lender Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises from the beginning of the world to the day of execution of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Financing Agreements, as amended and supplemented through the date hereof; provided, that, nothing in this paragraph 11(a) shall release or relieve Wachovia from any of its obligations, covenants and/or agreements under this Agreement or under the Loan Agreement and other Financing Agreements.

(b) EACH OF BORROWER AND PARENT HEREBY EXPLICITLY WAIVES ALL RIGHTS UNDER AND ANY BENEFITS OF ANY COMMON LAW OR STATUTORY RULE OR PRINCIPLE WITH RESPECT TO THE RELEASE OF SUCH CLAIMS, INCLUDING, WITHOUT LIMITATION, SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EACH OF BORROWER AND PARENT AGREES THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE, INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE OR SIMILAR LAW IN ANOTHER JURISDICTION, SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS RELEASE.

(c) Borrower and Parent understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provision of such release.

(d) Borrower and Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(e) Borrower and Parent, on behalf of themselves  and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably covenant and agree with each Releasee that they will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Releasors pursuant to paragraph 11(a) above.  If any Releasor violates the foregoing covenant, such Releasor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

12.  Reviewed by Attorneys.  Borrower and Parent represent and warrant that they:  (a) understand fully the terms of this Agreement and the consequences of the execution and delivery hereof, (b) have been afforded an opportunity to have this Agreement reviewed by, and to discuss the same with, such attorneys and other persons as Borrower and Parent may wish, and (c) have entered into this Agreement of its own free will and accord and without threat, duress or other coercion of any kind by any person.  Borrower and Parent acknowledge and agree that this Agreement shall not be construed more favorably in favor of Borrower and Parent, on the one hand, or Wachovia, on the other hand, based upon which party drafted the same, it being acknowledged that Wachovia, Borrower and Parent contributed substantially to the negotiation and preparation of this Agreement.

13.  Effect of this Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and the other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Agreement and the Loan Agreement or any of the other Financing Agreements, the terms of this Agreement shall control.  The Loan Agreement and this Agreement shall be read and construed as one agreement.

14.  Further Assurances.  At Wachovia’s request, Borrower and Parent shall execute and deliver such additional documents and take such additional actions as Wachovia requests to effectuate the provisions and purposes of this Agreement and to protect and/or maintain perfection of Wachovia’s security interests in and liens upon the Collateral.

15.  Governing Law.  The validity, interpretation and enforcement of this Agreement in any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

16.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns

17.  Counterparts.  This Agreement may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute one and the same Agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

KINERGY MARKETING LLC, as Borrower By: /s/ JOSEPH HANSEN Name: Joseph Hansen Title: Chief Financial Officer

PACIFIC ETHANOL, INC, as Parent By: /s/ JOSEPH HANSEN Name: Joseph Hansen Title: Chief Financial Officer
AGREED TO:

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and sole Lender By: /s/ CARLOS VALLES Name: Carlos Valles Title: Director